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                                                                  Exhibit (c)(3)


                           SECOND SUPPLEMENTAL INDENTURE


     SECOND SUPPLEMENTAL INDENTURE, dated as of January 1, 1999 (this "Second Supplemental Indenture"), among St. Paul Fire and Marine Insurance Company ("F&M"), a Minnesota corporation and a wholly owned subsidiary of The St. Paul Companies, Inc. ("St. Paul"), USF&G Corporation, a Maryland corporation (the "Company") and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Trustee").


                                W I T N E S S E T H:

     WHEREAS, the Company has issued Zero Coupon Convertible Subordinated Notes due 2009 (the "Securities") under and pursuant to an Indenture, dated as of January 28, 1994, as amended and supplemented by the First Supplemental Indenture (the "First Supplemental Indenture"), dated as of April 24, 1998 (as so supplemented and amended, the "Indenture");

     WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of January 1, 1999, between the Company and F&M, the Company is being merged with and into F&M, with F&M continuing as the surviving corporation (the "Merger");

     WHEREAS, pursuant to the First Supplemental Indenture, St. Paul jointly and severally assumed with the Company the due and punctual payment of the principal of, and premium, if any, and interest on the Securities when due, as more fully set forth therein;

     WHEREAS, the Company has delivered to the Trustee, pursuant to Section 801(3) of the Indenture, an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this Second Supplemental Indenture comply with
Section 801 of the Indenture and that all conditions precedent in the Indenture relating to the Merger have been complied with;

     WHEREAS, Section 901(1) of the Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders of the Securities, to enter into one or more supplemental indentures for the purpose of evidencing succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and in the Securities; and

     WHEREAS, F&M and the Company have requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to Section 901 of the Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid


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instrument in accordance with its terms have been performed and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects by each of F&M and the Company.

     NOW, THEREFORE, the Company, F&M, and the Trustee covenant and agree as follows:

                                     ARTICLE I

                             AUTHORIZATION; DEFINITIONS

     Section 101. SECOND SUPPLEMENTAL INDENTURE. This Second Supplemental Indenture is supplemental to, and is entered into in accordance with Sections 801 and 901 of, the Indenture, and except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture, including the First Supplemental Indenture, are in all respects ratified and confirmed and shall remain in full force and effect.

     Section 102. DEFINITIONS. Except as expressly provided in Section 201 of this Second Supplemental Indenture below and unless the context shall otherwise require, all terms which are defined in Section 101 of the Indenture shall have the same meanings, respectively, in this Second Supplemental Indenture as such terms are given in said Section 101 of the Indenture.

                                     ARTICLE II

                            AMENDMENTS TO THE INDENTURE

     Section 201. AMENDMENTS TO SECTION 101 OF THE INDENTURE. (a) Section 101 of the Indenture is hereby amended by inserting the following definitions:

          "F&M" means St. Paul Fire and Marine Insurance Company, a wholly owned subsidiary of St. Paul.

          "Second Supplemental Indenture" means the Second Supplemental Indenture to the Indenture, dated as of January 1, 1999, among the Company, F&M, and the Trustee.


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                                    ARTICLE III

                            ASSUMPTION AND SUBORDINATION

     Section 301. ASSUMPTION. F&M hereby irrevocably and unconditionally assumes, pursuant to Section 801 of the Indenture, all of the obligations and covenants of the Company under the Securities, including without limitation the due and punctual payment of the principal of (and premium, if any), and interest (including any Additional Interest) on all the Securities when due, and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed. It is understood and agreed that F&M shall be fully liable for all obligations under the terms of the Securities and the Indenture, and no rights of the Trustee or any Holder of the Securities existing under the Securities or Indenture prior to the execution of this Second Supplemental Indenture shall be deemed to be amended, abridged, reduced or otherwise affected by the Second Supplemental Indenture. The conversion rights set forth in the Indenture shall continue to be governed as set forth in such Article Twelve of the Indenture and the First Supplemental Indenture.

     Section 302. SUBORDINATION. The obligations of F&M under Section 301 of this Second Supplemental Indenture shall be subordinate and junior in right of payment to the Senior Debt of F&M to the same extent and in the same manner that the Securities are subordinate and junior in right of payment to the Senior Debt of the Company pursuant to Article Fifteen of the Indenture.

                                     ARTICLE IV

                                   MISCELLANEOUS

     Section 401. CONFIRMATION OF INDENTURE. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

     Section 402. CONCERNING THE TRUSTEE. The Trustee accepts the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company or F&M or for or in respect of the recitals contained herein, all of which are made by the Company and F&M solely.

     Section 403. GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.


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     Section 404.  SEPARABILITY.  In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 405. COUNTERPARTS. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 406. EFFECTIVENESS. This Second Supplemental Indenture shall become effective upon the effectiveness of the Merger.


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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed as of the day and year first above written.


                                        ST. PAUL FIRE AND MARINE
                                        INSURANCE COMPANY


                                        By: /s/ Thomas A. Bradley
                                            ------------------------------------
                                        Name: Thomas A. Bradley
                                        Title: Senior Vice President

                                        USF&G CORPORATION


                                        By: /s/ John A. MacCall
                                            ------------------------------------
                                        Name: John A. MacCall
                                        Title: Executive Vice President

                                        THE CHASE MANHATTAN BANK, AS TRUSTEE


                                        By: /s/ Francine Springer
                                            ------------------------------------
                                        Name: Francine Springer
                                        Title: Assistant Vice President